Kewaunee Scientific Reports Results for First Quarter

STATESVILLE, N.C., Aug. 30, 2016 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its first quarter ended July 31, 2016.

Sales for the quarter were $37,279,000, a 20% increase from sales of $31,089,000 in the prior year first quarter. Domestic sales for the quarter were $29,637,000, up 22% from sales of $24,315,000 in the first quarter of last year. International sales for the quarter were $7,642,000, up 13% from sales of $6,774,000 in the first quarter last year.

Net earnings for the quarter were up 38% at $1,300,000, or $0.48 per diluted share, as compared to net earnings of $940,000, or $0.35 per diluted share, in the first quarter last year.

Both Domestic and International sales were strong during the quarter, as the Company successfully met the demands of the marketplace for laboratory furniture and scientific equipment. Domestically, both dealer sales and direct sales were strong across all markets served by the Company. Internationally, the Company benefited from a large order in the Middle East that was partially delivered in the first quarter.

The order backlog was $86.2 million at July 31, 2016, as compared to $86.7 million at July 31, 2015, and $100.5 million at April 30, 2016. The Company is currently competing for a number of large projects that, if won, would significantly strengthen the current order backlog.

The Company's balance sheet and financial condition remain strong. Unrestricted cash on hand was $6,711,000 at the end of the quarter, as compared to $2,899,000 at the end of the first quarter last year. Working capital was $30,815,000 as compared to $28,523,000 at the end of the first quarter last year. Short-term debt and interest rate swaps were $6,958,000 at the end of the quarter, as compared to $4,901,000 at the end of the first quarter last year, and long-term debt was $3,665,000 as compared to $4,086,000 at the end of the first quarter last year. The debt-to-equity ratio at July 31, 2016 was .27-to-1, as compared to .25-to-1 at July 31, 2015.

"We had a very strong first quarter with our Domestic and International businesses posting strong year-over-year sales growth," said David M. Rausch, Kewaunee's President and Chief Executive Officer. "We have grown our sales and net earnings, continuing to operate at high levels and benefiting from ongoing productivity improvements and cost reduction programs.

"Looking forward, I remain optimistic that sales will continue to increase in fiscal year 2017. I expect our earnings improvement to be sustainable as our order backlog and opportunities in the market remain strong."

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters is located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Thomas D. Hull III
704/871-3290

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended
	July 31,
	2016	2015
Net sales	$ 37,279	$ 31,089
Cost of products sold	30,140	25,246
Gross profit	7,139	5,843
Operating expenses	5,078	4,319
Operating earnings	2,061	1,524
Other income	119	102
Interest expense	(80)	(92)
Earnings before income taxes	2,100	1,534
Income tax expense	770	571
Net earnings	1,330	963
Less: net earnings attributable to the noncontrolling interest	30	23
Net earnings attributable to Kewaunee Scientific Corporation	$ 1,300	$ 940

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.48	$0.36
Diluted	$0.48	$0.35

Weighted average number of common shares outstanding
Basic	2,693	2,630
Diluted	2,707	2,659

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	July 31,	April 30,
	2016	2016
Assets	(Unaudited)
Cash and cash equivalents	$ 6,711	$ 5,222
Restricted Cash	1,626	1,567
Receivables, less allowances	30,517	27,835
Inventories	16,785	15,626
Prepaid expenses and other current assets	1,287	707
Total Current Assets	56,926	50,957
Net property, plant and equipment	14,527	14,118
Other assets	6,955	7,330
Total Assets	$ 78,408	$ 72,405

Liabilities and Equity
Short-term borrowings and interest rate swaps	$ 6,958	$ 3,818
Current portion of long-term debt	421	421
Accounts payable	13,821	11,722
Other current liabilities	4,911	4,989
Total Current Liabilities	26,111	20,950
Other non-current liabilities	12,638	12,903
Total Liabilities	38,749	33,853
Noncontrolling interest	339	310
Kewaunee Scientific Corporation stockholders' equity	39,320	38,242
Total Equity	39,659	38,552
Total Liabilities and Stockholders' Equity	$ 78,408	$ 72,405

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